Exhibit 99.1

CONTACT INFORMATION:

Investors and Media

David Schummers

Director of Investor Relations

408-548-6500

dschummers@kyphon.com

Kyphon Reports First Quarter 2003 Financial Results

SUNNYVALE, Calif., April 29, 2003 – Kyphon Inc. (Nasdaq: KYPH) today announced financial results for the first quarter ended March 31, 2003.

For the quarter, the Company reported net sales of $25.1 million, an increase of 72% over $14.6 million in net sales reported in the first quarter of 2002. Net income for the first quarter of 2003 was $541,000, or $0.01 per fully-diluted share, which compares to a net loss of $1.7 million, or $0.58 per basic and fully-diluted share, reported in the first quarter of 2002.

On an operating basis, Kyphon generated income of approximately $258,000, which compares to an operating loss of $1.4 million reported in the first quarter of 2002. The Company’s first quarter operating results included a $636,000 purchased in-process research and development expense resulting from the acquisition of Sanatis GmbH that was completed in March 2003. At March 31, 2003, Kyphon had $69.3 million in cash, cash equivalents and investments on hand.

“The first quarter of 2003 was another excellent quarter for Kyphon,” commented Richard Mott, president and chief executive officer of Kyphon. “We enjoyed significant financial success, both in terms of revenue and profitability, while making critical progress on a number of the strategic initiatives we have set forth. During the quarter we acquired Sanatis, an innovative biomaterials company based in Germany. In addition, we launched a series of new products and product extensions.

“Just as importantly, during the first quarter we took significant strides in our transition from a company focused on a single opportunity to a platform for leading the advance into minimally invasive spine surgery. As part of this transformation, we enhanced our senior management team and developed a core competence in biomaterials that will enable us to enter the market for traumatic spine fractures.

“As we continue to execute on this transition throughout the balance of 2003, we will focus on three primary agendas: further penetrating our core market in the United States by focusing on the primary care physician referral network; expanding our reach internationally; and bringing additional minimally invasive innovations to spine surgeons,” concluded Mr. Mott.

Financial Outlook

For full year 2003, Kyphon anticipates sales in the range of $114 million to $117 million and earnings per fully-diluted share of between $0.12 and $0.15 on a GAAP basis.

Earnings Call Information

Kyphon will host a conference call today at 2:00 p.m. Pacific Time to discuss its financial results and to give an operational update. A live Webcast of the call will be available from the Company’s corporate website at www.kyphon.com and via replay beginning two hours after the completion of the call. An audio replay of the call will also be available until 10:00 p.m. Pacific Time on Friday, May 2, 2003. To access the replay, dial 888/203-1112 (U.S) or 719/457-0820 (international) and enter the confirmation number 723482.

About Kyphon

Kyphon develops and markets medical devices designed to restore spinal function using minimally-invasive technology. The Company’s initial marketing focus is on surgeons who repair spine fractures caused by osteoporosis. Kyphon’s first commercial products, comprising its KyphX® instruments, utilize a proprietary balloon technology to help repair fractures during minimally-invasive spine surgeries.

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning our first quarter 2003 financial results and 2003 sales and profit forecasts, our future business strategy, our ability to penetrate the physician referral network, expand our reach internationally and add additional minimally invasive innovations are forward-looking statements within the meaning of safe harbor. Forward-looking statements are based on management’s current, preliminary, expectations and are subject to risks and uncertainties, which may cause the Company’s actual results to differ materially from the statements contained herein. Our quarterly financial results, as discussed in this release, are preliminary and unaudited, and subject to adjustment. Further information on potential risk factors that could affect Kyphon, its business and its financial results are detailed in the Company’s periodic filings with the Securities and Exchange Commission, including, but not limited to, those risks and uncertainties listed in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Risk Factors Affecting Operations and Future Results,” commencing on page 18 of Kyphon’s annual report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission on March 28, 2003. Kyphon undertakes no obligation to release publicly any revisions to any forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Kyphon and KyphX are registered trademarks of Kyphon Inc.

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(Tables to follow)

KYPHON INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited; in thousands, except per share amounts)

	Three Months Ended March 31,
	2003	2002
Net sales	$25,137	$14,594
Cost of goods sold	3,350	2,270

Gross profit	21,787	12,324

Operating expenses:
Research and development	3,010	1,961
Sales and marketing	14,461	9,148
General and administrative	3,422	2,568
Purchased in-process research and development	636	—

Total operating expenses	21,529	13,677

Income (loss) from operations	258	(1,353)
Interest income (expense) and other, net	283	(315)

Net income (loss)	$541	$(1,668)

Net income (loss) per share:
Basic	$0.01	$(0.58)

Diluted	$0.01	$(0.58)

Weighted average shares outstanding:
Basic	37,566	2,860

Diluted	40,895	2,860

KYPHON INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited; in thousands)

	March 31, 2003	December 31, 2002
Assets
Current assets:
Cash and cash equivalents	$45,064	$49,867
Investments	22,789	21,224
Accounts receivable, net	16,539	13,934
Inventories	4,640	4,416
Prepaid expenses and other current assets	1,776	1,683
Related party note receivable, net of discount	2,431	2,390

Total current assets	93,239	93,514
Investments	1,423	3,212
Property and equipment, net	4,646	4,265
Goodwill and other intangible assets, net	4,057	—
Other assets	695	533

Total assets	$104,060	$101,524

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,469	$2,518
Accrued liabilities	6,947	7,492

Total current liabilities	9,416	10,010
Stockholders’ equity:
Common stock	38	37
Additional paid-in capital	164,394	163,354
Treasury stock, at cost	(201)	(201)
Deferred stock-based compensation, net	(10,593)	(11,947)
Accumulated other comprehensive income	496	302
Accumulated deficit	(59,490)	(60,031)

Total stockholders’ equity	94,644	91,514

Total liabilities and stockholders’ equity	$104,060	$101,524